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                                                                      Exhibit 99

                                                                    NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

                                                                  March 31, 2004


For Further Information Contact:
Anthony J. Caldarone
Chairman and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website: www.caltoninc.com
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                     AMEX NOTIFICATION OF DECISION TO DELIST

Vero Beach, FLORIDA, March 31, 2004 - Calton, Inc. (the "Company") announced today that it has been notified by the Listing Qualifications Panel of the American Stock Exchange ("AMEX") of its decision to delist the Company's common stock from the AMEX effective with the opening of business on April 6, 2004.

The Listing Qualifications Panel of the AMEX indicated that the basis for its decision to delist the Company's common stock was that the Company is not in compliance with the continued listing standards since the Company's stockholders equity is less than $4 million and it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years.

The Company is seeking listing on the OTC Bulletin Board and is currently evaluating potential market makers for its stock.




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Certain information included in this press release and Company filings
(collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are matters related to the continued operating losses and their effects on liquidity, the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, including conditions in the residential homebuilding industry, conditions and trends in the homebuilding, Internet and technology industries in general, changes in interest rates, the Company's ability to acquire property for development, the effect of governmental regulation on the Company and the risks described under the caption "Certain Risks" in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 2003.

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